EXHIBIT 99.1

Zoom Telephonics Reports Results for the First Quarter of 2012

Boston, MA, May 3, 2012 –Zoom Telephonics, Inc. (OTCBB: ZMTP), a leading manufacturer of modems and other communication products, today reported net sales of $4.0 million for the first quarter ended March 31, 2012, up 41.7% from $2.8 million for the first quarter of 2011.  Zoom reported a net loss of $114 thousand or $0.02 per share for Q1 2012, an improvement over Zoom’s net loss of $285 thousand or $0.05 per share for Q1 2011.

Gross profit was $989 thousand or 24.9% of net sales in Q1 2012, versus $808 thousand or 28.8% of net sales in Q1 2011.  The increase in gross profit was primarily due to higher sales, and the decrease in gross margin was primarily due to a shift in sales mix toward lower-margin broadband modems and modem/routers.

Operating expenses were $1.10 million or 27.7% of net sales in Q1 2012 versus $1.09 million or 38.9% of net sales in Q1 2011.  Operating expenses in Q1 2012 were only $10 thousand higher than in Q1 2011, as R&D spending increased $23 thousand while Selling and G&A expenses dropped slightly.

Zoom’s cash balance on March 31, 2012 was $0.6 million, down $91 thousand from December 31, 2011. Zoom’s $0.1 million loss and $0.3 million increase in inventory decreased cash, and Zoom’s $0.2 million decrease in accounts receivable increased cash.  Zoom’s current ratio was 3.3 on March 31, 2012.  Zoom has no long-term debt.

“We are pleased with our sales growth and improved operating results, but disappointed that our low gross margin resulted in a net loss,” said Frank Manning, Zoom’s President and CEO.  “We continue to try to improve gross margins for our existing products.  We also continue to develop new products, including our coming ZoomGuardTM line of wireless sensors and controls.  ZoomGuard is increasing our R&D expenses somewhat, but we feel this innovative product line’s potential is worth the expense.  Last month we announced a $1 million line of credit, and we believe this line will help improve our operating flexibility.”

Zoom has scheduled a conference call for Friday, May 4th at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958.  The conference ID is 77962137.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q1, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics
Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.

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Forward Looking Statements
This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; Zoom’s dependence on key employees; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.
Condensed Balance Sheets
        In thousands
       (Unaudited)

	3/31/12	12/31/11

ASSETS

Current assets:

Cash	$553	$644
Marketable securities	90	82
Accounts receivable, net	1,233	1,399
Inventories	2,973	2,723
Prepaid expenses and other	219	186

Total current assets	5,068	5,034

Property and equipment, net	17	20

Total assets	$5,085	$5,054

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,199	$1,059
Accrued expenses	348	373

Total current liabilities	1,547	1,432

Total liabilities	1,547	1,432

Stockholders’ equity:

Common stock and additional paid-in capital	33,951	33,935
Accumulated other comprehensive income (loss)	363	356
Unrealized gain (loss) on securities	(223)	(231)
Retained earnings (accumulated deficit)	(30,553)	(30,438)

Total stockholders’ equity	3,538	3,622

Total liabilities & stockholders’ equity	$5,085	$5,054

ZOOM TELEPHONICS, INC.
Condensed Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended
	3/31/12	3/31/11

Net sales	$3,978	$2,808
Cost of goods sold	2,989	2,000

Gross profit	989	808

Operating expenses:
Selling	526	537
General and administrative	315	317
Research and development	260	237
Total operating expenses	1,101	1,091

Operating profit (loss)	(112)	(283)

Total other income (expense), net	(1)	(2)

Income (loss) before income taxes	(113)	(285)

Income tax expense (benefit)	1	-

Net income (loss)	$(114)	$(285)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.02)	$(0.05)
Diluted Earnings (loss) per share	$(0.02)	$(0.05)

Weighted average number of shares outstanding:
Basic	6,974	5,451
Diluted	6,974	5,451